Exhibit 10.10

                              EMPLOYMENT AGREEMENT

                                 by and between

                                 PROVIDENT BANK

                                       And

                                 PAUL A. MAISCH

                           Made and Entered into as of

                                 January 1, 2004


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                              Employment Agreement

      This Employment Agreement ("Agreement") is made and entered into as of January 1, 2004, by and between PROVIDENT BANK, a savings bank organized and existing under the laws of the United States of America and having its executive offices at 400 Rella Boulevard, Montebello, New York 10901 ("Bank"), and PAUL A. MAISCH ("Executive") having a home address of 7 Lorene Drive, Lagrangeville, New York 12540. Provident Bancorp, Inc. ("Company") is a party to this Agreement for the sole purpose of guaranteeing the Bank's performance hereunder.

                                   WITNESSETH:

      WHEREAS, Executive is currently serving as Senior Vice President and Chief Financial Officer of the Bank; and

      WHEREAS, the Board of Directors of the Bank ("Board") considers the continued availability of Executive's services to be important to the successful management and conduct of the Bank's business and desires to secure for itself the continued availability of his services; and

      WHEREAS, for purposes of securing Executive's services for the Bank, the Board has approved and authorized the execution of the Agreement with Executive on the terms and conditions set forth herein;

      WHEREAS, Executive is willing to continue to make his services available to the Bank on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank and Executive hereby agree as follows:

      Section 1. Employment

      The Bank hereby agrees to continue the employment of the Executive and the Executive hereby agrees to continue such employment, during the period and upon the terms and conditions set forth in this Agreement.

      Section 2. Employment Period

      (a) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment ("Employment Period") established under this Section 2. The Employment Period shall be for a term commencing on the date of this Agreement and ending on the date as of which Executive's employment with Bank is terminated for any reason ("Employment Termination Date").

      (b) The Bank and Executive acknowledge and agree that Executive is an "at will" employee of the Bank and that either the Bank (acting through its Board of Directors or CEO) or Executive may terminate the Agreement, either with or without cause and with or without prior notice, at anytime. The Bank and Executive further acknowledge and agree that the Agreement shall not impact upon the right of either party to terminate the employment relationship, at anytime, to the same extent as he or it could have done in the absence of the Agreement.


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      (c) In the event of the termination of Executive's employment with Bank, he shall be entitled to those benefits upon termination, and shall be subject to those terms and conditions, as set forth elsewhere in this Agreement.

      Section 3. Duties

      The Executive shall: (a) devote his full business time and attention (other than during weekends, holidays, vacation periods, and periods of illness, disability or approved leave of absence) to the business and affairs of the Bank and use his best efforts to advance the Bank's interests; (b) if duly appointed or elected, serve as Senior Vice President and Chief Financial Officer of the Bank, or in such other position of equal responsibility and title for which he is suited based upon his training and experience, and which may be assigned to him by the CEO; and (c) perform such duties not inconsistent with his title and office as may be assigned to him by or under the authority of the CEO. The Executive shall have such authority as is necessary or appropriate to carry out his assigned duties. The Executive shall be entitled to a minimum of four (4) weeks of vacation time each year during the Employment Period.

      Section 4. Compensation

      In consideration for the services rendered by the Executive under this Agreement, the Bank shall pay to the Executive a salary at an annual rate equal to the greatest of:

      (a)   $157,000.00;

      (b) such higher annual rate as may be approved by the CEO and prescribed by or under the authority of the Board;

      (c) for each calendar year that begins on or after the date on which a change in Control Date, as defined in Section 10, occurs, the product of the Executive's annual rate of salary in effect immediately prior to such calendar year, multiplied by the greatest of:

            (i)   1.06; or

            (ii) the quotient of (A) the average annual rate of salary, determined as of the first day of such calendar year, of the officers of the Bank (other than the Executive ) who are assistant vice presidents or more senior officers, divided by
                  (B) the average annual rate of salary, determined as of the first day of the immediately preceding calendar year, of the officers of the Bank (other than the Executive) who are assistant vice presidents or more senior officers;

provided, however, that in no event shall the Executive's annual rate of salary under this Agreement in effect at a particular time be reduced without the Executive's prior written consent. The annual rate of salary payable under this
Section 4 shall be paid in approximately equal installments in accordance with the Bank's customary payroll practices.


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      Section 5. Employee Benefit Plans and Programs

      Except as otherwise provided in this Agreement, the Executive shall, during the Employment Period, be eligible to participate in and receive benefits under the Bank's employee benefit plans and programs as it may maintain from time to time, in accordance with the terms and conditions of such benefit plans and programs and in accordance with the Bank's customary practices, provided Executive is a member of the class of employees authorized to participate in such plans or programs.

      Section 6. Outside Activities and Board Memberships

      During the term of this Agreement, the Executive shall not, directly or indirectly, provide services on behalf of any competitive financial institutions, any insurance company or agency, any mortgage or loan broker or any other competitive entity or on behalf of any subsidiary or affiliate of any such competitive entity, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall the Executive acquire by reason of purchase during the term of this Agreement the ownership of more than 5% of the outstanding equity interest in any such competitive entity. In addition, during the term of this Agreement, the Executive shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture in real estate with the Bank. Subject to the foregoing, and to the Executive's right to continue to serve as an officer and/or director or trustee of any business organization as to which he was so serving on the effective date of this Agreement, the Executive may serve on boards of directors of unaffiliated corporations, subject to approval of the CEO, which approval shall not be unreasonably withheld, and such services shall be presumed for these purposes to be for the benefit of the Bank. Except as specifically set forth herein, the Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions. Notwithstanding the foregoing, in no event shall the Executive's outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.

      Section 7. Working Facilities and Expenses

      The Executive's principal place of employment shall be at the Bank's principal executive office at the address first above written, or at such other office of the Bank as the CEO deems to be in the best interest of the Bank, or at such other location upon which the CEO and the Executive may mutually agree. The Bank shall reimburse the Executive for his ordinary and necessary business expenses and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.


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

      Section 8. Termination of Employment with Bank Liability

      (a) In the event that the Executive's employment with the Bank shall terminate on account of:

            (i) The Executive's voluntary resignation from employment with the Bank within thirty (30) days following:

                  (A) a material change in Executive's functions, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope, which the Bank fails to cure within thirty (30) days following written notice thereof from the Executive;

                  (B) liquidation or dissolution of the Bank or the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

                  (C) a material breach of this Agreement by the Bank, which the Bank fails to cure within thirty (30) days following written notice thereof from the Executive; or

                  (D)   a Change in Control Date of the Bank as defined in
                        Section 10; or

            (ii) the discharge of the Executive by the Bank for any reason other than for "Cause" as defined in Section 9(a); or

            (iii) the termination of the Executive's employment with the Bank as a result of the Executive's "total and permanent disability" which, for purposes of this Agreement, shall apply only if the CEO acting in good faith determines that, based upon competent and independent medical evidence presented by a physician or physicians agreed upon by the parties, the Executive's physical or mental condition is such that he is totally and permanently incapable of engaging in any substantial gainful employment based upon his education, training and experience;

then the Bank shall provide the benefits and pay to the Executive the amounts provided for under Section 8(b).

      (b) Upon the termination of the Executive's employment with the Bank under circumstances described in Section 8(a) of this Agreement, the Bank shall pay and provide or credit to the Executive (or, in the event of his death, to his surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to his estate):

            (i) his earned but unpaid salary as of the Employment Termination Date;

            (ii) the benefits, if any, to which he is entitled as a former employee under the Bank's employee benefit plans and programs;


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            (iii)  continued group, life, health (including hospitalization, medical and major medical), prescription drug, dental, short and long term disability insurance benefits, in addition to those provided pursuant to Section 8(b)(ii), if and to the extent necessary to provide the Executive, for a period of one (1) year from the Employment Termination Date, coverage equivalent to the coverage to which he would have been entitled if he had continued working for one (1) year from the Employment Termination Date at his salary at in effect on the Employment Termination Date. To the extent applicable, such continuation coverage shall be conditioned upon Executive's timely election of COBRA continuation coverage effective as of the Employment Termination Date and timely payment of the portion of the cost of such coverage as is then required to be paid by the Bank's active employees employed at the same level as the Executive. In addition, and notwithstanding any other provision of this Agreement to the contrary, in no event shall the period of continuation coverage or the Bank's obligation to provide or pay for any portion of such coverage, extend beyond the maximum period of continuation coverage provided for upon employment termination under COBRA.

            (iv) within thirty (30) days of the Employment Termination Date, a lump sum payment, as liquidated damages, in an amount equal to the present value of the salary that the Executive would have earned (but offset by any payments made under any short-term or long-term disability plan or program maintained by the Bank) if he had continued working for the Bank for one
                   (1) year from the Employment Termination Date at the highest annual rate of salary achieved by the Executive during the Employment Period, where such present value shall be determined using a discount rate equal to the "Current Prime Rate" as in effect on the Employment Termination Date, as determined by the Federal Reserve and published by the Wall Street Journal (the "Discount Rate"), and to be payable without proof of damages and without regard to the Executive's efforts, if any, to mitigate damages;

            (v) within sixty (60) days of the Employment Termination Date, a lump sum payment in an amount equal to the present value of the additional lump sum payment which is actuarially equivalent to the additional benefit Executive would have accrued under any defined benefit pension plan then maintained by the Bank which is intended to be income tax qualified, if he had continued working for the Bank for one
                   (1) year from the Employment Termination Date at the highest annual rate of salary achieved by the Executive during the Employment Period. The present value of the actuarial equivalent of the additional lump sum benefit Executive would have accrued shall be determined utilizing the Discount Rate and shall be increased by an amount necessary to satisfy any federal, state and local income taxes and Medicare taxes which become due as a result of such payment, in accordance with Section 8(d) below;


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            (vi)   within sixty (60) days of the Employment Termination Date, a lump sum payment in an amount equal to the present value of the Bank's contributions that would have been made on Executive's behalf under any defined contribution plan then maintained by the Bank which is intended to be income tax qualified, if he had continued working for the Bank for one
                   (1) year from the Employment Termination Date at the highest annual rate of salary achieved by the Executive during the Employment Period (assuming, if a Change-in-Control, as defined in Section 10 has occurred, that the annual salary increases under Section 4(c)(i) would apply), and making the maximum amount of employee contributions permitted if any under such plans. The present value of the lump sum payment determined above shall be determined using the Discount Rate and shall be increased by an amount necessary to satisfy any federal, state and local income taxes and Medicare taxes which become due as a result of such payment, in accordance with Section 8(d) below;

            (vii) within sixty (60) days of the Employment Termination Date, a lump sum payment in an amount equal to the present value of the additional benefits or contributions which Executive would have accrued or which would have been made by the Bank on his behalf under the Supplemental Executive Retirement Plan (and any other excess benefit plan within the meaning of Section 3(36) of the Employment Retirement Income Security Act of 1974, as amended, or any other deferred compensation plans for management or highly compensated employees that are maintained by the Bank and are not intended to be income tax qualified), if he had continued working for the Bank for one
                   (1) year from the Employment Termination Date at the highest rate of salary achieved by the Executive during the employment period, (assuming, if a Change in Control, as defined in Section 10 has occurred, that the annual salary increases under Section 4(c)(i) would apply). The present value of the additional lump sum payment determined above shall be determined utilizing the Discount Rate and shall increased by an amount necessary to satisfy any federal, state and local income taxes and Medicare taxes which become due as a result of such payment, in accordance with Section 8(d) below; and

            (viii) within sixty (60) days of the Employment Termination Date, a lump sum payment in an amount equal to one times the average of the prior two years incentive compensation earned or received by him under all incentive compensation plans or programs adopted and maintained by the Bank which are in effect on the Employment Termination Date.

      (c) Notwithstanding the foregoing, upon the termination of the Executive's employment with the Bank under circumstances described in Section 8(a)(i)(D) of this Agreement, the Bank shall pay and provide or credit to the Executive (or in the event of his death, to his surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to his estate), a benefit determined under Sections 8(b)(iii) through 8(b)(viii) as if Executive had continued


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working for the Bank for two (2) years, rather than one (1) year, from the
Employment Termination Date.

      (d) In the event that the Executive becomes entitled to a benefit under Sections 8(b)(v), (vi) or (vii) (collectively, the "Retirement Plan Replacement Benefit"), the Bank shall pay the Executive an additional payment under such Sections, as set forth therein, in order to compensate for the additional income and Medicare taxes that become due and owing as a result of such Retirement Plan Replacement Benefit. The additional amount; subject to applicable withholding requirements under state or federal a law, shall equal:

            (i) the sum of the highest marginal federal, state and local income tax rate and Medicare tax rate multiplied by the Retirement Plan Replacement Benefit, and

            (ii) such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of federal, state and local income taxes and Medicare taxes on the payment provided under Clause (i) and on any payments under this Clause (ii). In computing such tax allowance, the payments to be made under Clause (i) shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

                                 Tax Rate
                         GUP =-----------------
                                 1 - Tax Rate

      The "Tax Rate" for purposes of computing the GUP shall be the highest marginal federal, state and local income tax rate and the highest Medicare tax rate, applicable to the Executive in the year in which the payment made under Clause (i) is made.

      (e) Notwithstanding the foregoing, to the extent required by regulations or interpretations of the Office of Thrift Supervision, all payments under the Agreement shall not exceed three times the Executive's average annual compensation over the most recent five taxable years. The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first written and that such liquidated damages constitute reasonable damages under the circumstances.

      Section 9. Termination without Additional Bank Liability

      (a) The CEO may terminate the Executive's employment at anytime, but any termination by the CEO other than termination for "cause," as defined herein, shall not prejudice the Executive's right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for "cause." Termination for "cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.


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      Termination for "cause" shall be determined by the CEO, acting in good faith with respect to such termination.

      For purposes of this Section 9, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon authority given either pursuant to direction of the CEO, a resolution duly adopted by the Board, or based upon the written advice of counsel for the Company or the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and the Bank.

      (b) In the event that the Executive's employment with the Bank shall terminate during the Employment Period on account of:

            (i) The Executive's voluntary resignation from employment with the Bank for reasons other than those specified in Section 8(a)(i); or

            (ii)  The Executive's death;

then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary as of the Employment Termination Date, and the provision of such benefits, if any, to which he is entitled (to the same extent as he would be entitled in the Absence of this Agreement), as a former employee under the Bank's employee benefit plans and programs.

      Section 10. Change in Control

      (a) For purposes of this Agreement, the term "Change in Control" shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended ("HOLA"), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner"(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company's outstanding securities except for any securities purchased by the Bank's employee stock ownership plan or trust; or
(b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he was a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from


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stockholders of the Company, by someone other than the current management of the
Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

      (b) For purposes of this Agreement, the term "Change in Control Date" shall mean the first date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Bank is terminated and if it is reasonably demonstrated by the Executive that such termination of Employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

      Section 11. Covenant Not To Compete

      The Executive hereby covenants and agrees that for a period of one (1) year following the Employment Termination Date, he shall not, without the written consent of the CEO, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or its affiliates if such position entails working in (or providing services in) Rockland, Orange, Ulster or Sullivan Counties; provided, however, that this Section 11 shall not apply, if the Executive's employment is terminated for the reasons set forth in Section 8(a) hereof.

      Section 12. Additional Termination and Suspension Provisions

      (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all of the compensation withheld while the Bank's obligations under this Agreement were suspended and (ii) reinstate (in whole) any of the Bank's obligations which were suspended, and in exercising such discretion, the Bank shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any withheld compensation to the Executive and to reinstate any suspended obligations of the Bank.


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      (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

      (c) If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1813 (x)(l)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

      (d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the OTS (the "Director") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, as amended; or (ii) by the Director or his or her designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

      (e) If any regulation applicable to the Bank shall hereafter be adopted, amended or modified, or if any new regulation applicable to the Bank and effective after the date of this Agreement:

            (i) shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section 12 shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and

            (ii) shall permit the exclusion of a limitation in this Agreement on the payment to the Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section 12 shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

      Section 13. No Effect on Employee Benefit Plans or Programs

      Except as expressly provided in this Agreement, the termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank's employee benefit plans and programs as it may maintain from time to time.


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

      Section 14. Successors and Assigns

      This Agreement will inure to the benefits of and be binding upon the Executive, his legal representatives and estate and intestate distributes, and the Bank, its successors and assigns, including any successor by merger or consolidation or conversion to stock form or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Any such successor of the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank, and the Executive's obligations hereunder shall continue in favor of such successor.

      Section 15. Notices

      Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or received by overnight carrier, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

      If to the Executive:

      Paul A. Maisch
      7 Lorene Drive
      Lagrangeville, NY 12540

      If to the Bank:

      Provident Bank
      400 Rella Boulevard
      Montebello, New York 10901

      Attention: President and Chief Executive Officer

      With a copy to:

      Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
      99 Wood Avenue South, 4th Floor
      Iselin, New Jersey 08830

      Attn: Thomas C. Senter, Esq.

      Section 16. Settlement, Indemnification and Attorney's Fees

      (a) The Bank's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.


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      (b) If a dispute arises under this Agreement in which one party seeks to enforce its rights, the prevailing party shall be awarded reasonable attorney's fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment. All fees awarded must be based on that party's pursuit of issues contested by the other party. Fees may not be awarded to a party for work which is either not pursued by the party through award or settlement, or which is not contested by the other party.

      (c) The Bank shall indemnify, hold harmless and defend the Executive for all acts or omissions taken or not taken by him in good faith while performing services for the Bank to the same extent and upon the same terms and conditions as other similarly situated officers and directors of the Bank. If and to the extent that the Bank maintains, at any time during the Employment Period, an insurance policy covering the other officers and directors of the Bank against lawsuits, the Bank shall use its best efforts to cause the Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors.

      Section 17. Severability

      A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

      Section 18. Waiver

      Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

      Section 19. Counterparts

      This Agreement maybe executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

      Section 20. Governing Law

      This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

      Section 21. Headings and Construction

      The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

      Section 22. Entire Agreement: Modifications

      This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

      Section 23. Source of Payments

      All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

      Section 24. Compliance with Law

      Any payments made to the Executive pursuant to this Agreement, or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. 1828(i) and any regulations promulgated thereunder.

      [Remainder of Page Intentionally Blank]

      IN WITNESS WHEREOF, the Bank and Company have each caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

WITNESS                                        EXECUTIVE


                                               \s\ Paul A. Maisch
-----------------------------------------      ---------------------------------
(Name)                                         Paul A. Maisch


ATTEST:                                        PROVIDENT BANK

By: \s\ Daniel Rothstein                       By: \s\ George Strayton
    -------------------------------------          -----------------------------
    Daniel Rothstein, Corporate Secretary          George Strayton, President
     [Seal]                                          and Chief Executive Officer


ATTEST:                                        PROVIDENT BANCORP, INC.

By: \s\ Daniel Rothstein                       By: \s\ George Strayton
    -------------------------------------          -----------------------------
    Daniel Rothstein, Corporate, Secretary         George Strayton, President
     [Seal]                                          and Chief Executive Officer

STATE OF NEW YORK       :
                        : ss
COUNTY OF ROCKLAND      :

      On this ____ day of ______________, 2004, before me personally came Paul
A. Maisch, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that he resides at the address set forth in said instrument, and that he signed his name to the foregoing instrument.


                                               ---------------------------------
                                               Notary Public

STATE OF NEW YORK       :
                        : ss
COUNTY OF ROCKLAND      :

      On this ____ day of ______________, 2004, before me personally came George Strayton, to me known, who, being by me duly sworn, did depose and say that he resides at 606 Knollwood Court, Valley Cottage, New York 10989; that he is a member of the Board of Directors of PROVIDENT BANK, the savings bank described in and which executed the foregoing instrument; that he knows the seal of said savings bank; that the seal affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said savings bank; and that he signed his name thereto by like authority.


                                               ---------------------------------
                                               Notary Public

STATE OF NEW YORK       :
                        : ss
COUNTY OF ROCKLAND      :

      On this _____ day of ______________, 2004, before me personally came George Strayton, to me known, who, being by me duly sworn, did depose and say that he resides at 606 Knollwood Court, Valley Cottage; New York 10989; that he is a member of the Board of Directors of PROVIDENT BANCORP, INC., the holding company described in and which executed the foregoing instrument; that he knows the seal of said holding company; that the seal affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said holding company; and that he signed his name thereto by like authority.


                                               ---------------------------------
                                               Notary Public